EXHIBIT (8)(d)(1)

ADDENDUM NO. 1 TO PARTICIPATION AGREEMENT

(DAVIS)

ADDENDUM No. 1

TO

PARTICIPATION AGREEMENT

ADDENDUM No. 1 dated as of May 1, 2004, to the PARTICIPATION AGREEMENT (the “PARTICIPATION AGREEMENT”) among DAVIS VARIABLE ACCOUNT FUND, INC., DAVIS DISTRIBUTORS, LLC. and PFL LIFE INSURANCE COMPANY dated February 28, 2000.

In consideration of the mutual benefits which the parties anticipate, they hereby agree to amend the PARTICIPATION AGREEMENT as follows:

(1) Name Change

DAVIS VARIABLE ACCOUNT FUND, INC., and DAVIS DISTRIBUTORS, LLC acknowledge the change in name from PFL LIFE INSURANCE COMPANY to TRANSAMERICA LIFE INSURANCE COMPANY

(2) Add a Contract

In addition to the Contracts already listed on Schedule B, the following Contracts are added:

Separate Account VA Q, under Flexible Premium Variable Annuity - B established November 26, 2001 Policy # AV1114 101 185 104

The Davis Value Portfolio is added to this subaccount.

All other terms of the PARTICIPATION AGREEMENT remain unchanged.

IN WITNESS WHEREOF, the parties have duly executed and sealed this ADDENDUM No. 1, all as of the date first written above.

TRANSAMERICA LIFE INSURANCE COMPANY (formerly: PFL LIFE INSURANCE COMPANY) (“Insurance Company”)
By its authorized officer,

By:	/s/ John K. Carter
John K. Carter
Title:	Assistant Secretary

DAVIS VARIABLE ACCOUNT FUND (“Company”)
By its authorized officer,

By:	/s/ Illegible
Title:	Vice President

DAVIS DISTRIBUTORS, LLC (“Davis Distributors”)
By its authorized officer,

By:	/s/ Illegible
Title:	Vice President